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Exhibit 8.1

April 2, 2013
Board of Directors
Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200
Irvine, CA 92614
Board of Directors
San Diego Trust Bank
2550 Fifth Ave., Suite 1010
San Diego, CA 92103

Ladies and Gentlemen:

        You have requested our opinion as to the federal income tax consequences of the proposed merger (the "Merger") of San Diego Trust Bank, a California corporation ("San Diego Trust"), with and into Pacific Premier Bank, a California corporation ("Pacific Premier Bank") and a wholly-owned subsidiary of Pacific Premier Bancorp, Inc., a California corporation ("Pacific Premier") pursuant to the Agreement and Plan of Reorganization among Pacific Premier, Pacific Premier Bank and San Diego Trust as of March 5, 2013 (the "Merger Agreement"), as described in the proxy statement of San Diego Trust and the prospectus of Pacific Premier, which is part of the registration statement on Form S-4 filed by Pacific Premier with the U.S. Securities and Exchange Commission (the "Commission") on or about April 2, 2013 (the "Registration Statement") in connection with the Merger. All capitalized terms, unless otherwise specified herein, have the meaning assigned to them in the Merger Agreement.

        Our opinion is based on our examination of the Merger Agreement, the Registration Statement, and such corporate records, certificates and other documents, as we have considered appropriate for this opinion. In rendering our opinion, we also have relied upon written representations and covenants by each of Pacific Premier, Pacific Premier Bank and San Diego Trust included in their respective Certificates of Representations. We have assumed the accuracy of the Certificates of Representations without any independent investigation. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies, (ii) each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been and will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof, (iv) the factual matters, statements and recitations contained in the documents are accurate, true and complete and will continue to be accurate as of and through the date of closing and (v) the Merger will be completed in the manner contemplated by the Merger Agreement and the Registration Statement.

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations issued thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant. Unless otherwise noted, Section references are to the Code as in effect at the date of this letter.

        Based on the terms of the Merger Agreement, our review of other records and documents, the representations provided in the Certificates of Representations and our review of such matters of law as we have deemed appropriate and, assuming the Merger occurs in accordance with the Merger Agreement, we are of the opinion that the discussion contained in the Registration Statement under the caption "Material Federal Income Tax Consequences" fairly summarizes the federal income tax consequences of the Merger that are material to a San Diego Trust stockholder holding shares of San Diego Trust common stock as a capital asset.

        The opinions contained herein are rendered only with respect to the specific matters discussed herein, and we express no opinion with respect to any other legal, federal, state, local or foreign aspect of the Merger in this letter. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinions could be affected thereby.

        Our opinions are based on case law, the Code, Treasury Regulations thereunder, and IRS rulings and other administrative guidance as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinions would not be different. We undertake no responsibility to update or supplement this opinion. This opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to the positions reflected in the foregoing opinions, or that our opinions will be upheld by the courts if challenged by the IRS. We express no opinion as to any state or local income tax consequences.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the section captioned "Material Federal Income Tax Consequences." In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Patton Boggs LLP

PATTON BOGGS LLP

SPC/LMF/GJS

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  Exhibit 8.1